Exhibit 10.1
LANCE, INC.
2007 Stock Option Plan for Officers and Key Managers

Purposes and Introduction	The 2007 Stock Option Plan for Officers and Key Managers (the “2007 Plan”) provides for awards of Stock Options under the Lance, Inc. 2003 Key Employee Stock Plan (the “Stock Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Stock Plan.

The primary purposes of the 2007 Plan are to:

• Align executives’ interests with those of stockholders by linking a substantial portion of compensation to the price of the Company’s Common Stock.

• Provide a way to attract and retain key executives and managers who are critical to Lance’s future success.

• Provide competitive total compensation for executives and managers commensurate with Company performance.

To achieve the maximum motivational impact, the awards will be communicated to participants as soon as practical after the 2007 Plan is approved by the Compensation Committee of the Board of Directors.

Base salary shall be the annual rate of base compensation as of the first day of the 2007 fiscal year.

Grant Date, Exercise Price, Vesting and Term	The grant date for the Stock Options will be the date the awards are approved by the Compensation Committee and the exercise price will be the Fair Market Value of the Common Stock on the grant date. Each stock option will vest in three substantially equal annual installments beginning one year after the date of grant and the term of each stock option will be seven years.

Eligibility and Participation	Eligibility in the 2007 Plan is limited to Executive Officers and managers who are key to Lance’s success. The Compensation Committee will review and approve participants nominated by the President and Chief Executive Officer. Participation in the 2007 Plan does not guarantee participation in any subsequent long-term incentive plans, but will be reevaluated and determined on an annual basis.

Attachments A and B include the list of 2007 Plan participants approved by the Compensation Committee on March 8, 2007.

Target Incentives	Each participant will be assigned a Target Incentive expressed as dollar amount equal to a percentage of his or her base salary. Participants may be assigned to a Performance Tier by position, by salary level or based on other factors as determined by the President and Chief Executive Officer.

Attachment A lists the Target Incentives for each Executive Officer participant for the Plan Year as determined by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives will be calculated by multiplying each participant’s base salary by the appropriate Performance Tier and percentages, as described below.

Percentage of Base Salary
Performance Tier	for 2007 Target Incentives
2 3 4	20% 15% 10%

Awards	The number of Stock Options awarded to each participant will equal the dollar value of the participant’s Target Incentive divided by the Black-Scholes value of the Stock Options, with the result rounded up to the nearest multiple of 3 shares.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment (other than by retirement) or is terminated involuntarily or in the event of death, Disability or retirement, vesting and the post-termination exercise period for Stock Options will be as follows:

Voluntary termination (other than retirement): Stock Options, whether vested or unvested, cease to be exercisable as of the date of termination.

Involuntary termination: vested Stock Options will remain exercisable for a period of 30 days following the date of termination (or, if earlier, the original expiration date of the option); unvested Stock Options will be forfeited as of the date of termination.

Death: Stock Options will remain exercisable for a period of one year following the date of death (or, if earlier, the original expiration date of the option); unvested Stock Options will become fully vested as of the date of termination.

Disability: vested Stock Options will remain exercisable through the original expiration date of the option; unvested Stock Options will become fully vested as of the date of termination.

Retirement: vested Stock Options will remain exercisable for a period of three years following retirement (or, if earlier, the original expiration date of the option); unvested Stock Options will continue to vest for a period of six months after Retirement and any remaining unvested Stock Options will be forfeited as of such date.

For purposes hereof, “retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control	In the event of a Change in Control, the vesting of awards will be accelerated to fully vest upon the effective date of a Change in Control.

Withholding	The Company shall withhold from awards any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants annually, showing performance results.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, awards and prorations for Executive Officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the 2007 Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals, final award components and determination and amendments to the 2007 Plan. The decisions of the Committee shall be conclusive and binding on all participants. Final Awards will be evidenced by an award agreement under the Stock Plan, which, together with the Stock Plan, will in all events be the governing document for the award.

Attachment A
2007 Stock Option Plan for Officers and Key Managers

		Award	Target	Option
Name	Title	Percentage	Incentive	Shares

R. D. Puckett	Executive Vice President, Chief Financial Officer and Secretary	20%	$73,500	16,260

Glenn A. Patcha	Senior Vice President — Sales and Marketing	20%	$66,000	14,601

E. D. Leake	Senior Vice President — Human Resources	20%	$45,000	9,957

F. I. Lewis	Senior Vice President — Sales	20%	$53,040	11,736

B. W. Thompson	Senior Vice President — Supply Chain	20%	$55,000	12,168

M. E. Wicklund	Controller and Assistant Secretary	15%	$25,500	5,643